701 Evans Avenue 8th Floor Toronto, Ontario Canada M9 1A3	telephone: facsimile: email: website:	(416) 626-6000 (416) 626-8650 info@mscm.ca www.mscm.ca

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated March 12, 2010 on our audits of the consolidated balance sheets of China Housing & Land Development, Inc. and Subsidiaries as at December 31, 2009 and 2008 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2009, 2008 and 2007, and to the reference to our firm under the heading “Experts”.

Signed: “MSCM LLP”

Toronto, Ontario	Chartered Accountants
October 14, 2010	Licensed Public Accountants